THIS NOTE HAS NOT BEEN THE SUBJECT OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND THE SAME HAS BEEN ISSUED IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER SUCH SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

PROMISSORY NOTE

$_____________	Howell, MI

May __, 2012

FOR VALUE RECEIVED, the undersigned, MARKETING WORLDWIDE CORPORATION, a Delaware corporation (the “Maker”), hereby promises to pay ______________________ or registered assigns (the “Holder”), the principal amount equal to __________ dollars ($_____________) (the “Principal Amount”) multiplied by a redemption premium equal to 120% of such Principal Amount, on or before December 31, 2012 (the “Maturity Date”), together with interest on such Principal Amount equal to six percent (6%) per annum. All payments made hereunder shall be made in immediately available funds by wire transfer.

The Holder, at its option, by sending written notice to the Maker, may elect at any time to convert any part or all of the Principal Amount of this Note plus accrued interest into shares of common stock of Maker at a conversion price equal to fifty percent (50%) (the “Discount”) of the lowest closing bid price during the five (5) trading days immediately prior to the date of the conversion notice, as reported by Bloomberg (the “Initial Closing Bid Price”); provided that if the closing bid price for the common stock on the Clearing Date (defined below) is lower than the Initial Closing Bid Price, then the conversion price shall be adjusted such that the Discount shall be taken from the closing bid price on the Clearing Date, and the Company shall issue additional shares to Purchaser to reflect such adjusted conversion price; provided further, that if at any time prior to the Clearing Date, if there is a chill placed on the Company’s stock such that DTC will not accept issuances of new shares into the DTC system, than the Discount shall decrease to forty percent (40%), and such decrease shall apply to any conversions of common stock (whether already exercised or to be exercised) in respect of this Note. The Clearing Date shall be on the date in which the conversion shares are deposited into the Purchaser’s brokerage account and Purchaser’s broker has confirmed with Purchaser the Purchaser may execute trades of the conversion shares.

The following shall constitute an “Event of Default”:

a.	The Maker shall default in the payment of principal plus interest on this Note when due and same shall continue for a period of three (3) business days; or

b.	The Maker shall (1) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (2) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

c.	A trustee, liquidator or receiver shall be appointed for the Maker or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

d.	Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Maker and shall not be dismissed within thirty (30) days thereafter; or

e.	(excluding existing tax liabilities to date disclosed in the Maker’s publicly filed financial statements), any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Fifty Thousand ($250,000) Dollars shall be entered or filed against the Maker or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of thirty (30) days; or

f.	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker and, if instituted against the Maker, shall not be dismissed within thirty (30) days after such institution or the Maker shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding;

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) in the Holder's sole discretion, the Holder may consider all obligations under this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Maker, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

Presentment. Except as set forth herein, the Maker waives presentment, demand and presentation for payment, notice of nonpayment and dishonor, protest and notice of protest and expressly agrees that this Note or any payment hereunder may be extended from time to time by the Holder without in any way affecting the liability of the Maker.

Maximum Rate. All provisions herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the maximum rate of interest allowed to be charged under applicable law (the “Maximum Rate”), regardless of whether or not there has been an acceleration of the payment of principal as set forth herein. If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Rate; and if from any circumstance whatsoever, Payee shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between the Maker and Holder with respect to the indebtedness evidenced hereby.

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Limitation on Conversion. In no event (except while there is outstanding a tender offer for any or all of the shares of the Company’s Common Stock) shall the Holder be entitled to convert this Promissory Note to the extent that, after such conversion the sum of (1) the number of shares of Common Stock then beneficially owned by the Holder and its affiliates, and (2) the number of shares of Common Stock issuable upon the conversion of this Promissory Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such conversion). For purposes of the proviso to the preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Nothing herein shall preclude the Holder from disposing of a sufficient number of other shares of Common Stock beneficially owned by the Holder so as to thereafter permit the continued conversion of this Promissory Note.

Collection. In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, the Maker agrees to pay to Holder an amount equal to all such costs, including without limitation all reasonable attorneys' fees and all court costs.

Construction; Governing Law. The validity and construction of this Note and all matters pertaining hereto are to be determined in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof. Both parties hereby waive all right to a trial by jury in the event in connection with any legal action between the parties arising from this Note.

Amendments. Neither this Note nor any of its provisions may be changed, waived or modified without the written consent of the Holder.

Successors. This Note shall be a binding obligation of any successor of the Maker.

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IN WITNESS WHEREOF, the Maker, by its appropriate officers thereunto duly authorized, has executed this Note as of this th day of May, 2012.

MARKETING WORLDWIDE CORPORATION

By:
Name: Charles Pinkerton
Title: Chief Executive Officer

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